Exhibit 99.1

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

414-362-3868

DOUGLAS DYNAMICS, INC. ANNOUNCES CLOSING OF SECONDARY OFFERING

BY SELLING STOCKHOLDERS OF 1,996,479 SHARES

MILWAUKEE, December 6, 2011 — Douglas Dynamics, Inc. (NYSE:PLOW) today announced the closing of the previously announced secondary offering of 1,996,479 shares of the Company’s common stock by certain of its stockholders, including affiliates of Aurora Capital Group, at a price to the public of $14.75 per share.

Robert W. Baird & Co. Incorporated acted as the sole book-running manager for the offering.

The shares were offered pursuant to the Company’s shelf registration on Form S-3, as amended (File No. 333-175646), which was previously filed with the Securities and Exchange Commission and was declared effective on November 2, 2011.  Copies of the prospectus supplement and accompanying base prospectus relating to the offering can be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, telephone 800-792-2413 or email: syndicate@rwbaird.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Douglas Dynamics

Headquartered in Milwaukee, Wisconsin, Douglas Dynamics designs, manufactures and sells snow and ice control equipment for light trucks, which is comprised of snowplows and sand and salt spreaders, and related parts and accessories. Douglas Dynamics sells its products under the WESTERN®, FISHER® and BLIZZARD® brands through a distributor network, primarily consisting of truck equipment distributors located throughout the Midwest, East and Northeast regions of the United States as well as all provinces of Canada. More information can be found at www.douglasdynamics.com.

CONTACT

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com